                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):   [X] Form 10-K    [_] Form 11-K    [_] Form 20-F    [_] Form 10-Q
               [_] Form 10-D    [_] Form N-SAR

               For Period Ended: December 31, 2008

     [_] Transition Report on Form 10-K
     [_] Transition Report on Form 20-F
     [_] Transition Report on Form 11-K
     [_] Transition Report on Form 10-Q
     [_] Transition Report on Form N-SAR

         For the Transition Period Ended:

      Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Maxim TEP, Inc.
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Full Name of Registrant

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Former Name if Applicable

9400 Grogan's Mill Road, Suite 205
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Address of Principal Executive Office (Street and Number)

Houston, TX 77380
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City, State and Zip Code

PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[_]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report |
            on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

      State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q,
10-D, N-SAR, N-CSR, or the transition report, or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The Registrant was unable to complete its auditor review in a timely matter because of unanticipated delays. The Company fully expects to be able to file within the additional time allowed by this report.

                                     PART IV
                                OTHER INFORMATION

(1)   Name and telephone number of person to contact in regard to this notification

    Robert Johnson                  (281)                     466-1530
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        (Name)                     (Area Code)             (Telephone Number)

(2)   Have all other periodic reports required under Section 13 or 15(d) of the
      Securities Exchange Act of 1934 or Section 30 of the Investment Company
      Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [_] No

(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

                                 Maxim TEP, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   March 30, 2009             By  /s/ Robert D. Johnson
     -------------------               -----------------------------------------
                                           Robert D. Johnson
                                           Chief Executive Officer